Exhibit 99.1

NEWS	(PLRE)

FOR IMMEDIATE RELEASE:	August 24, 2004

CONTACT:                                 Jeffrey Fisher, Chief Financial Officer, Price Legacy Corporation

Excel Centre, 17140 Bernardo Center Drive, Suite 300, San Diego, CA 92128 (858) 675-9400

PRICE LEGACY CORPORATION
SIGNS DEFINITIVE MERGER AGREEMENT
TO BE ACQUIRED BY KIMCO/DRA JOINT VENTURE

San Diego, CA. (August 24, 2004) – Price Legacy Corporation (NASDAQ: PLRE) today announced the signing of a definitive merger agreement to be acquired by PL Retail LLC, a joint venture in which Kimco Realty Corporation (NYSE: KIM) owns a 15 percent interest and clients advised by DRA Advisors LLC own an 85 percent interest.

Under the terms of the agreement, holders of Price Legacy’s common stock will receive $18.85 per share in cash upon the closing of the merger; provided that, if the closing of the merger occurs after October 1, 2004, the merger consideration will be increased by an amount equal to a prorated common dividend from October 1, 2004 through the closing of the merger.  No further common stock dividends will be paid subsequent to the previously declared dividend which was paid on August 13, 2004 to stockholders of record on July 30, 2004.  The 8 3/4% Series A Preferred Stock of Price Legacy will remain issued and outstanding as preferred stock of the surviving corporation, which intends to continue to redeem such shares, subject to the availability of financing.  The 6.82% Series 1 Preferred Stock of Price Legacy will also remain issued and outstanding as preferred stock of the surviving corporation, but such shares may also be redeemed by the surviving corporation subject to the availability of financing.  The aggregate value to be paid to holders of Price Legacy common stock under the agreement is approximately $696 million, excluding any merger consideration in the form of prorated dividends, based on approximately 36.9 million shares of common stock outstanding as of the date of this release.  UBS Investment Bank acted as Price Legacy’s financial advisor in connection with the proposed transaction.

Jack McGrory, Chairman of the Board of Directors and Chief Executive Officer of Price Legacy, stated “The Price Legacy board of directors has unanimously approved this transaction and will recommend its approval to the stockholders.  We firmly believe that this transaction is in the best interest of Price Legacy’s stockholders and that it achieves our stated goal to maximize value for our stockholders.”

The closing of the transaction is conditioned upon Price Group LLC, an entity controlled by a significant stockholder of Price Legacy, entering into an agreement with PL Retail LLC under which PL Retail LLC will have the right in its discretion to require Price Group LLC to purchase certain properties and other assets at a specified price concurrently with the closing of the merger.  The closing of the transaction is also subject to review of the Securities and Exchange Commission and the approval of Price Legacy’s stockholders and other customary closing conditions for transactions of this type.

Stockholder approval will be solicited by Price Legacy by means of a proxy statement, which will be mailed to Price Legacy stockholders upon completion of the required Securities and Exchange Commission filing and review process.  If approved by Price Legacy stockholders, the parties currently anticipate closing the transaction in the fourth quarter of 2004 or the first quarter of 2005.

About Price Legacy Corporation

Price Legacy acquires, operates, develops and sells open-air shopping centers nationwide. The company manages its properties through regional offices located in Arizona, California, Florida and Virginia. Price Legacy has its corporate offices in San Diego, is organized as a REIT and has a taxable REIT subsidiary, Excel Legacy Holdings, Inc. For more information on Price Legacy, visit the company’s web site at www.PriceLegacy.com.

About Kimco Realty Corporation

Kimco Realty Corporation, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for over 45 years.  Kimco owns and operates one of the nation’s largest portfolios of neighborhood and community shopping centers with interests in 699 properties comprising approximately 102.0 million square feet of leasable space located throughout 42 states, Canada and Mexico.  For further information refer to Kimco’s web site at www.kimcorealty.com.

About DRA Advisors LLC

DRA Advisors LLC is a New York-based registered investment advisor specializing in real estate investment management services for institutional and private investors, including pension funds, university endowments, foundations and insurance companies.  Founded in 1986, the firm currently manages approximately $3 billion in assets.  Additional information about DRA can be found on the company’s web site at www.draadvisors.com.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, Price Legacy will file a proxy statement and other relevant documents with the Securities and Exchange Commission.  PRICE LEGACY URGES STOCKHOLDERS TO REVIEW THE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION RELATED TO THE PROPOSED MERGER CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED MATTERS.

The proxy statement and other documents to be filed with the Securities and Exchange Commission by Price Legacy will be available without charge on the Securities and Exchange Commission’s web site at www.sec.gov.  A free copy of these documents may also be obtained from Price Legacy’s Investor Relations at the address set forth above.

The officers and directors of Price Legacy have interests in the proposed merger, some of which may differ from, or may be in addition to, those of Price Legacy’s stockholders generally.  In addition, Price Legacy, its officers, directors and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Price Legacy related to the proposed merger.  Information about the officers and directors of Price Legacy and the interests they may have in the proposed merger will be available in the proxy statement.

Forward-Looking Statements

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Price Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include the possibility that the proposed merger may not be consummated on the terms described in this release, or at all, the possibility that the intended benefits of the proposed merger may not be fully realized, changes in general economic conditions, real estate conditions, competition, litigation, financial performance of Price Legacy’s properties, joint ventures and investments, and environmental and other liabilities.  Price Legacy refers you to the documents it files from time to time with the Securities and Exchange Commission available through Price Legacy’s website at www.PriceLegacy.com, which discuss these and other factors that could adversely affect Price Legacy’s results. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made.  Price Legacy undertakes no obligation to update publicly or revise any forward-looking statements.